Exhibit 10.1
Execution Version

OMNIBUS AGREEMENT

by and among

BKEP OPERATING, L.L.C.,

BKEP CRUDE, L.L.C.,

BKEP MANAGEMENT, INC.,

and

VITOL INC.

effective as of

January 1, 2010

OMNIBUS AGREEMENT

    This OMNIBUS AGREEMENT (this “Agreement”), dated as of February 15, 2010 but effective as of January 1, 2010 (the “Effective Date”), is entered into by and among BKEP Operating, L.L.C., a Delaware limited liability company (“Operating”), BKEP Crude, L.L.C., a Delaware limited liability company (“Crude Operating”), BKEP Management, Inc., a Delaware corporation (the “Management Company”; and collectively with Operating and Crude Operating, the “Provider”), and Vitol Inc., a Delaware corporation (the “Customer”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S

    WHEREAS, the Provider and certain of its Affiliates (as defined below) provide crude oil terminalling, storage, gathering and transportation services and employ the individuals associated in providing such services;

    WHEREAS, the Customer’s crude oil marketing division provides crude oil marketing services;

    WHEREAS, the Customer desires to use certain of the Provider’s and its Affiliates’ employees, consultants and agents in the operation of the Customer’s business;

    WHEREAS, the Provider desires to provide a percentage of the time, talent, effort and services of certain of its and its Affiliates’ employees, consultants and agents to the Customer and the Customer desires to receive the time, talent, effort and services of such employees, consultants and agents and reimburse the Provider for costs associated with such employees, consultants and/or agents on the terms and conditions set forth herein.

    NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties hereby agree to the following terms and conditions.

A G R E E M E N T

Section 1.    Definitions.

    1.1      In this Agreement, unless the context requires otherwise, the terms defined in the preamble and recitals have the meanings indicated therein and the following terms will have the meanings indicated below.

    “Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party.  For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise.   For purposes of this Agreement, Blueknight Energy Partners G.P., L.L.C. and its direct and indirect subsidiaries (including the Provider) shall not be deemed to be Affiliates of the Customer, and the Customer and its Affiliates (other Blueknight Energy Partners G.P., L.L.C. and its direct and indirect subsidiaries) shall not be deemed to be Affiliates of the Provider.

    “Agreement” has the meaning assigned to such term in the preamble.

    “Applicable Law” means, with respect to any Governmental Authority, (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any other Governmental Authority and (iii) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

    “Business Day” means each calendar day, excluding Saturdays, Sundays, or other holidays observed by the Provider.

    “Customer” has the meaning assigned to such term in the preamble.

    “Designated Persons” means the employees, consultants and/or agents of the Provider or its Affiliates listed on Exhibit A hereto, as amended from time to time by the Parties.

    “Effective Date” has the meaning assigned to such term in the preamble.

    “Escalation Rate” means the greater of (i) the annual increase (if any) for the average Consumer Price Index for Tulsa and Oklahoma City, Oklahoma, as reported by the US Bureau of Labor Statistics, and (ii) three percent (3.0%).

    “Event of Default” has the meaning assigned to such term in Section 8.2.

    “Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

    “Indemnification Claim” has the meaning assigned to such term in Section 6.4.

    “Indemnitees” has the meaning assigned to such term in Section 6.1.

    “Indemnitor” has the meaning assigned to such term in Section 6.1.

    “Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements), including obligations based on theories of negligence or strict liability.  The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any third party or Governmental Authority.

    “Parties” has the meaning assigned to such term in the preamble.

    “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

    “Provider” has the meaning assigned to such term in the preamble.

    “Term” has the meaning assigned to such term in Section 8.1.

   1.2   Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

Section 2.   Provision of Designated Persons.

    2.1   During the period commencing on the Effective Date and, except as otherwise provided herein, continuing until the expiration of the Term of the Agreement, the Provider or its Affiliates will provide to the Customer the use of the Designated Persons as the Customer determines in good faith is needed to manage its operations; provided, that the provision of such Designated Persons to the Customer does not interfere with the operations or business of the Provider and its Affiliates as determined by the Provider or its Affiliate, as the case may be, in its sole discretion.

    2.2   The Customer shall reimburse the Provider an amount equal to:

        (a) the wages, salaries, bonuses, make whole payments paid to the Designated Person, if any, payroll taxes and the cost of all employee benefits (such as 401(k), pension, and health insurance benefits) of each Designated Person, in each case as adjusted to properly reflect the time spent by such Designated Person in the performance services for the Customer, an estimation of which is provided on Exhibit A hereto; plus

        (b) all direct expenses, including, without limitation, any travel and entertainment expenses, incurred by each Designated Person in connection with such Designated Person’s provision of services for the Customer; plus

        (c) a monthly charge of $1,500.00 per Designated Person for each Designated Person that performs services for the Customer during any portion of such month; plus

        (d) the sum of subsections (a) through (c) above multiplied by 0.10.

    2.3   The Designated Persons will at all times remain employees, consultants and/or agents of the Provider.  They will continue to be compensated under the various employee compensation and benefit plans of the Provider and its Affiliates.  In addition, they may be eligible to receive benefits and awards under compensation plans established by the Provider and its Affiliates.

    2.4   The Provider shall have sole discretion regarding the employment or engagement status, including the termination of employment of an employee or termination of the engagement of a consultant or agent, if applicable, of each Designated Person.  If any Designated Person’s employment as an employee or engagement as a consultant or agent is terminated by the Provider during the Term, or if a Designated Person otherwise leaves the employ of the Provider or terminates his or her engagement as a consultant or agent of the Provider during the Term, then such individual shall no longer be considered a Designated Person for purposes of this Agreement; provided, that the Customer shall be liable to the Provider for any reimbursable costs under Section 2.2 incurred by such individual prior to or on the date of termination of employment by the Provider or by such individual; provided, further that Customer shall reimburse Provider for any severance costs related to the termination of a Designated Person if such termination was requested by Customer or if Customer requested that such person be removed from Exhibit A.

    2.5   If the Provider terminates the employment or the engagement of a Designated Person and (i) the Provider is unable or unwilling to provide another employee, agent or consultant to Customer that is able to provide similar services as those provided by the terminated employee, agent or consultant and (ii) such termination materially impacts the services being provided by Provider’s employees, agents and consultants for Customer, then Customer shall have the right to terminate this Agreement in its sole discretion.

    2.6   If for any month a Designated Person has spent more than 80% of his or her time performing services for the Customer, then, during the following three months, the Customer shall have the right to request that such Designated Person be transitioned from an employee, agent or consultant of the Provider to an employee, agent or consultant of the Customer; provided, that the Customer shall be responsible for all costs and expenses associated with the transition of such Designated Person, including any severance costs associated with such Designated Person’s termination of employment or engagement with the Provider.  The Parties agree to use their commercially reasonable efforts to facilitate the transition of any such Designated Person.

    2.7   The Provider shall not, without the consent of the Customer (such consent not to be unreasonably withheld, conditioned or delayed) increase the annual wages, salaries, make whole payments, bonuses and employee benefits of each Designated Person by more than the Escalation Rate.  If the Provider increases such compensation of a Designated Person by more than the Escalation Rate without obtaining the consent of the Customer, then any such increase in excess of the Escalation Rate shall not be a reimbursable expense pursuant to Section 2.2 until such consent has been obtained.

Section 3.   Payment.

    3.1   Within twenty (20) days following the end of each month during the Term, the Provider shall submit to the Customer an invoice or report specifying the reimbursable costs of each Designated Person pursuant to Section 2.2 for such preceding month.

    3.2   All amounts due the Provider pursuant to this Agreement shall be due and payable as of the twenty-fifth (25th) day of each month.  Payment must be made by electronic wire transfer of same day available federal funds to the Provider’s or its Affiliate’s bank account as indicated on the Provider’s Invoice.  Invoices may be sent by electronic mail and telephone facsimile.

Section 4.   Nature of the Relationship.

    4.1   The relationship of the Parties under this Agreement is and shall be limited to one of contract.  Neither the contractual relationship between the Parties established hereby nor any provision of this Agreement shall be construed to create a partnership or joint venture between the Parties, or make either Party in any way responsible for the indebtedness, obligations, legal compliance or other liabilities of the other Party, except as specifically herein provided.  Neither Party shall have any authority or power to act for or bind the other or to encumber, lease or convey any part of or interest in the other Party’s property.  The Parties shall develop procedures and practices so that the interests of any Party are not favored or required to be preferred over the interests of the other, except as provided herein.

    4.2   Except as provided herein, this Agreement shall not in any manner (i) limit the Parties in carrying on their respective separate businesses or activities, (ii) impose upon either Party any fiduciary duty vis-a-vis the other or (iii) impose upon either Party any obligation or liability.

Section 5.   Disclaimer of Warranties; Limitation of Liabilities.

    5.1   THE PROVIDER MAKES NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO ANY OF THE SERVICES PROVIDED BY THE DESIGNATED PERSONS AND THE PROVIDER DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT.

Section 6.   Indemnity.

    6.1   Subject to Section 5, each Party (each an “Indemnitor”) shall defend, indemnify, and hold harmless the other Party, each of such Party’s Affiliates, and the officers, employees, directors, representatives and agents of such Party and its Affiliates (collectively, “Indemnitees”) from and against any and all Liabilities to the extent that they result from, arise out of or relate to (a) an Indemnitor’s (i) breach of this Agreement, (ii) failure to comply with Applicable Law or (b) any gross negligence or willful misconduct of such Indemnitor, its Affiliates or its officers, employees, directors, managers, representatives or agents in connection with the performance of such Party’s obligations under this Agreement.  Such Liabilities shall include, but not be limited to, reasonable attorneys’ fees and any other out-of-pocket expenses incurred by an Indemnitee in defending or prosecuting any lawsuit or action that arises out of the performance of this Agreement.  Notwithstanding the foregoing, however, an Indemnitor shall not be liable to defend, indemnify or hold harmless any Indemnitee for any Liabilities arising out of or resulting from the gross negligence or willful misconduct of such Indemnitee.

    6.2   In addition to the indemnification obligations contained in Section 6.1 above, the Customer shall defend, indemnify, and hold harmless the Provider, each of the Provider’s Affiliates, and the officers, employees, directors, representatives and agents of the Provider and its Affiliates from and against any and all Liabilities to the extent that they result from, arise out of or relate to any allegation, claim, administrative finding or judicial determination that the Provider or its Affiliates, by virtue of its performance of this Agreement is an ‘operator’ or ‘generator’ under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or analogous state laws, of any real property owned, operated, leased or occupied by the Customer.  For purposes of Section 6, the Customer shall be an “Indemnitor” and the Provider and its Affiliates and their respective officers, employees, directors and agents shall be “Indemnitees”.

    6.3   The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in or be enforceable by any third party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.  The terms of this Agreement are enforceable only by the Parties and their permitted successors and assigns, and no third party, including any stockholder or owner of Customer, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

    6.4   The Indemnitee shall notify the Indemnitor as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (an “Indemnification Claim”) and shall furnish to the Indemnitor the complete details within its knowledge.  Any delay or failure by the Indemnitee to give notice to the Indemnitor shall not relieve the Indemnitor of its obligations except to the extent, if any, that the Indemnitor shall have been materially prejudiced by reason of such delay or failure.

    6.5   The Indemnitor shall have the right to assume the defense, at its own expense and by its own counsel, of any Indemnification Claim; provided, however, that such counsel is reasonably acceptable to the Indemnitee  Notwithstanding the Indemnitor’s appointment of counsel to represent an Indemnitee, the Indemnitee shall have the right to employ separate counsel reasonably acceptable to the Indemnitor, and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnitee’s reasonable judgment (i) the use of counsel chosen by the Indemnitor to represent the Indemnitee would present such counsel with a conflict of interest or defenses that are available to the Indemnitee that are not available to the Indemnitor or (ii) the Indemnitor shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the institution of such Indemnification Claim.  If requested by the Indemnitor, the Indemnitee Party agrees to reasonably cooperate with the Indemnitor and its counsel in contesting any claim or proceeding that the Indemnitor defends, including, if appropriate, making any counterclaim or cross-complaint.  All reasonably incurred costs and expenses incurred in connection with the Indemnitee’s cooperation shall be borne by the Indemnitor.

    6.6   Settlement.  No Third Party Claim may be settled or compromised by (i) the Indemnitee without the written consent of the Indemnitor or (ii) by the Indemnitor without the written consent of the Indemnitee.

Section 7.   Notice.

    7.1   Any notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) hand delivered personally, (ii) mailed by certified or registered mail, return receipt requested, (iii) sent by Federal Express or other express carrier, fee prepaid, (iv) sent via facsimile with receipt confirmed or (v) sent via electronic email with receipt confirmed, provided that such notice or communication is addressed to the respective Parties at the following addresses.

 If to the Provider:

BKEP Management, Inc.
Attn:  Chief Financial Officer
6120 South Yale, Suite 500
Tulsa, OK 74136
Facsimile No. (918) 237-4001

If to the Customer:

Vitol, Inc.
 Crude Oil Marketing Division, U.S.A.
Attn: M.A. Loya
1100 Louisiana Street
Suite 5500
Houston TX 77002
Facsimile No. (713) 230- 1111

Section 8.   Term and Termination .

    8.1   The initial term of this Agreement (the “Initial Term”) begins on the Effective Date and ends on December 31, 2013.  At the end of the Initial Term, this Agreement will automatically extend for successive periods of one year each (each such period being an “Extended Term”), unless either Party notifies the other at least one-hundred and eighty (180) days before the end of the Initial Term or the then-current Extended Term, if any, that it desires to terminate the Agreement effective at the end of the Initial Term or the then current Extended Term, if any.  The Initial Term together with all Extended Terms, if any, will be deemed the “Term” of this Agreement.

    8.2   The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

        (a) either Party fails to pay any sum owed by it to the other Party under this Agreement within ten (10) Business Days of the due date of such payment;

        (b) either Party fails to satisfy any obligation or render any performance to the other Party or breaches any covenant made to the Party under this Agreement, which breach of obligation, performance or covenant, if capable of being cured, is not cured to the reasonable satisfaction of the other Party within twenty (20) Business Days from the date that such Party receives notice that corrective action is needed;

        (c) either Party files a petition in bankruptcy or otherwise becomes subject to the jurisdiction of a bankruptcy court;

        (d) the Customer ceases to be the beneficial owner of Blueknight Energy Partners G.P., L.L.C.;

        (e) either Party to this Agreement shall repudiate, deny or disaffirm its obligations under this Agreement; or

        (f) this Agreement is cancelled, terminated, revoked or rescinded without the express prior consent of the other Party (except for a termination under Section 8.4 hereof), or any proceeding shall have been commenced by any person (other than either Party) seeking to cancel, revoke, rescind or disaffirm the obligations of any Party to this Agreement (unless such Party is contesting the proceeding in good faith and such proceeding is withdrawn or dismissed with prejudice within twenty (20) Business Days).

    8.3   The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement.  The remedies provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity.

    8.4   Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, the non-defaulting Party may, by delivery of written notice to the defaulting Party, take any or all of the following actions, without prejudice to the rights of the non-defaulting Party to enforce its claims against the defaulting Party and to enforce any other remedies provided by law: (a) withhold or suspend its performance under this Agreement without prior notice; (b) immediately terminate this Agreement in whole or in part; and (c) enforce any and all rights and interests created and existing under this Agreement or arising under Applicable Law, including, without limitation, all rights and remedies existing under any security documents and all rights of setoff.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

    8.5   Each Party’s obligations to perform its obligations under this Agreement shall end as of the effective date of its expiration or termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (i) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (ii) as otherwise provided in this Agreement.  Notwithstanding anything in this Agreement to the contrary, Sections 5, 6, 8, and 9.5 shall survive the expiration or termination of this Agreement.

Section 9.   Construction of Agreement.

    9.1   Amendment or Waiver.  This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.

    9.2   Assignment.  This Agreement shall be personal to each Party and no Party may assign or transfer (directly or indirectly, by merger, consolidation, operation of law or otherwise) its rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that a Party may assign, without the prior written consent of each other Party, this Agreement or their respective rights and obligations hereunder, in whole or in part, to an Affiliate or any purchaser of or successor to all or substantially all of the assets or business of such Party.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

    9.3   Severability.  Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

    9.4   Entire Agreement and Conflict with Attachments.  This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it.  The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.  In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

    9.5   Law.  This Agreement will be construed and governed by the laws of the State of Texas except the choice of law rules of that State that may require the application of the laws of another jurisdiction.

    9.6   Counterparts.  This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.

    9.7   Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by this Agreement.

    9.8   No Third-Party Beneficiaries.  Except as provided in Section 6, nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of Blueknight Energy Partners, L.P.) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

    9.9   No Strict Construction.  The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have made and executed this Agreement as of the date hereof to be effective as of the Effective Date.

PROVIDER

BKEP Operating, L.L.C.

By /s/ Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer

BKEP Crude, L.L.C.

By /s/ Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer

BKEP Management, Inc.

By /s/ Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer

CUSTOMER

Vitol Inc.

By /s/ M.A. Loya
Name: M.A. Loya
Title: President

Signature Page to Omnibus Agreement

EXHIBIT A

DESIGNATED PERSONS

Designated Person	Estimated Percentage of Time Providing Services for the Provider	Estimated Percentage of Time Providing Services for the Customer
Joe Simon	0%	100%
Hal Holiday	0%	100%
Billy Wilson	0%	100%
Sam Brock	0%	100%

Exhibit A